Filed Pursuant to Rule 424(b)(3)
                                            under the Securities Act of 1933
                                            Registration Statement No. 333-98651

                         SUPPLEMENT NO. 2 TO PROSPECTUS
                                DATED MAY 4, 2004
                                       OF
                             AMERIFIRST FUND I, LLC

This Supplement No. 2 (this "Supplement") to the Prospectus dated May 4, 2004, of AmeriFirst Fund I, LLC (the "Fund") is being filed to extend the date the minimum offering of $2,500,000 is to be raised by the Fund from April 17, 2005 to October 17, 2005. Accordingly, all proceeds of the offering will be held in escrow until the $2,500,000 minimum amount is received, and promptly returned to investors, with interest, if the minimum amount is not received by October 17, 2005, unless extended up until April 17, 2006. The date the Fund will end this offering is also being extended from October 17, 2005 to April 17, 2006. Therefore, if the minimum offering is completed by October 17, 2005, the offering will continue to April 17, 2006, unless extended until April 17, 2007, or at such earlier time that all $100 million of Units are sold. As of the date of this Supplement, the Fund has not received and accepted any subscriptions.

Dated: April 7, 2005